EXHIBIT 5

Squire, Sanders & Dempsey L.L.P.
Two Renaissance Square
Suite 2700
40 North Central Avenue
Phoenix, Arizona 85004

June 7, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:	Mesa Air Group, Inc. 2005 Employee Stock Incentive Plan

Ladies and Gentlemen:

     We have acted as counsel to Mesa Air Group, Inc., a Nevada corporation (the “Company”), in connection with its Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, relating to the registration of 1,500,000 shares of its Common Stock, no par value (the “Shares”), issuable pursuant to the Company’s 2005 Employee Stock Incentive Plan (the “Plan”).

     In that connection, we have examined minutes of a meeting of the Company’s Board of Directors at which the Shares were authorized for issuance under the Plan. We have further examined such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Articles of Incorporation and the Bylaws of the Company, including all amendments thereto. For purposes of our opinion, we have assumed the availability of a sufficient number of authorized and unissued shares at the time of such issuance.

     Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SQUIRE, SANDERS & DEMPSEY L.L.P.

/s/ Squire, Sanders & Dempsey L.L.P.